Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated January 31, 2005, with respect to the financial statements of Thrivent Life Insurance Company and (2) dated March 31, 2005, with respect to the financial statements of TLIC Variable Life Insurance Account A in Post-Effective Amendment No. 32 to the Registration Statement on Form N-6 and related Prospectus of TLIC Variable Insurance Account A.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 20, 2005